Exhibit 99.1

      Advanced BioPhotonics Appoints Vice President of Operations

   BOHEMIA, N.Y.--(BUSINESS WIRE)--May 4, 2006--Advanced BioPhotonics Inc. (OTCBB: ABPH), a leading developer of medical-imaging applications announced today the hiring of David Wright as Vice President of Operations. Mr. Wright will be responsible for overseeing the production, procurement, quality and technical support operations of the Company.
   "I have had the pleasure of working with David in the past," said Denis O'Connor, Chief Executive Officer of Advanced BioPhotonics. "He is a seasoned professional with a diverse set of talents that greatly enhances our executive team."
   Mr. Wright brings two decades of experience in the medical imaging field to his new role at Advanced BioPhotonics. Prior to Advanced BioPhotonics Inc., since March 2004, he had been Director of Service for DOBI Medical International, Inc., a publicly traded company specializing in breast imaging technology. From 2002 to 2004 he served various roles at Swissray America including Director of Service, Director of IT and Director of Technical Operations. Previously, over the last 20 years, Mr. Wright has held positions in medical imaging operations with such companies as Toshiba Medical Systems and Fonar Corporation.
   "The BioScanIR(R) System is an innovative and exciting imaging technology that offers the potential to improve the quality of patient care and outcomes," said David Wright. "I look forward to working with the team at Advanced BioPhotonics."

   About Advanced BioPhotonics

   Advanced BioPhotonics Inc. (OTCBB: ABPH) headquartered in Bohemia, New York, is an innovative developer of medical imaging applications using advanced infrared technology. Advanced BioPhotonics provides imaging technology for clinicians and researchers for use in the detection and management of diseases affecting perfusion or reperfusion of tissue or organs.
   Advanced BioPhotonics's mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications. For more information about the Company and its technology, please visit http://www.advancedbp.com/.

   This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.



    CONTACT: Advanced BioPhotonics Inc.
             Denis O'Connor, 631-244-8244
             doconnor@advancedbp.com
             or
             Investor:
             The Investor Relations Group
             Erika Moran / Tom Caden, 212-825-3210